EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Sells $2 Billion of Senior Notes

        Houston, Texas (Thursday, September 23, 2004) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE:“EPD”) announced that its operating subsidiary, Enterprise Products Operating L.P. (“Enterprise Operating”), has priced the private placement of $2 billion of senior unsecured notes. Proceeds from the sale of the notes will be used to fund Enterprise Operating’s pending cash tender offers for GulfTerra Energy Partners, L.P.‘s (“GulfTerra”) outstanding senior and senior subordinated notes and to refinance a portion of GulfTerra’s other outstanding debt. If the merger with GulfTerra closes prior to the closing of this offering, the net proceeds will be used to repay debt Enterprise Operating will incur under its revolving credit facilities for the same purposes.

        The $2 billion of debt securities are offered in four separate series as follows:

Principal Amount	Issue Price	Fixed-Rate Coupon	Maturity
$500 million	99.922%	4.000%	October 15, 2007
$500 million	99.719%	4.625%	October 15, 2009
$650 million	99.914%	5.600%	October 15, 2014
$350 million	99.674%	6.650%	October 15, 2034

        Enterprise will guarantee the notes through an unsecured and unsubordinated guarantee. These notes, which include registration rights, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

         Enterprise Operating may redeem some or all of the notes of any series at any time at the applicable redemption prices, which include a make-whole premium. The notes are subject to a special mandatory redemption at 101% of the principal amount, plus accrued and unpaid interest, if the merger agreement between Enterprise and GulfTerra terminates, Enterprise abandons the merger transaction or the merger does not otherwise occur on or before December 31, 2004.

        Enterprise is the second largest publicly traded midstream energy partnership with an enterprise value of over $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to them. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the contemplated transaction and the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither it nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those Enterprise and its general partner anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks on its facilities;

•	the failure to complete its proposed merger with GulfTerra;

•	the failure to successfully integrate the respective business operations of GulfTerra upon completion of the proposed merger or the failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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